Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan, 2007 Stock Plan, 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan of Endocyte, Inc. of our report dated April 22, 2010, with respect to the financial statements of Endocyte , Inc. for the year ended December 31, 2009 included in its Registration Statement (Form S-1, No. 333- 168904) and related prospectus, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 7, 2011